Exhibit 10.8

REVOLVING CREDIT NOTE

$1,000,000.00	East Meadow, New York As of March 30, 2021

WOLO MFG. CORP., a New York corporation, WOLO INDUSTRIAL HORN & SIGNAL, INC., a New York corporation and 1847 WOLO INC., a Delaware corporation (collectively, jointly and severally, the “Borrower”), for value received, hereby, jointly and severally promise to pay to the order of STERLING NATIONAL BANK (the “Bank”) on the Revolving Credit Maturity Date as defined in the Agreement herewith referred to, at its office specified in the Credit Agreement dated as of March 30, 2021 between the Borrower and the Bank, as amended from time to time (as so amended the “Agreement”; terms defined in the Agreement shall have their defined meanings when used in this Note) in lawful money of the United States and in immediately available funds, the principal sum of ONE MILLION and 00/100 ($1,000,000.00) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to Section 2.1(a) of the Agreement. The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Revolving Credit Note from time to time outstanding at an annual rate pursuant to the terms of Section 2.3(a) of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. Borrower agrees to make the applicable payments set forth in Section 2 (inclusive) of the Agreement. All Revolving Loans made by the Bank pursuant to Section 2.1(a) of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of the Revolving Loans set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under any applicable law.

This Revolving Credit Note is the Revolving Credit Note referred to in the Agreement and is entitled to the benefits and subject to the terms thereof and may be prepaid in whole or in part (subject to the indemnity provided in the Agreement) as provided therein. This Revolving Credit Note is secured by the collateral described in the Agreement and the Security Documents.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid under this Note may be declared immediately due and payable as provided in the Agreement.

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SIGNATURE PAGE

Revolving Credit Note

This Note shall be construed in accordance with and governed by the laws of the State of New York.

WOLO MFG. CORP.

By:
Name:
Title:

WOLO INDUSTRIAL HORN & SIGNAL, INC.

By:
Name:
Title:

1847 WOLO INC.

By:
Name:
Title:

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SCHEDULE OF LOANS AND PAYMENT OF PRINCIPAL

TO REVOLVING CREDIT NOTE

DATED AS OF MARCH 30, 2021

WOLO MFG. CORP., WOLO INDUSTRIAL HORN & SIGNAL, INC. and 1847 WOLO INC.

TO

STERLING NATIONAL BANK

Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Balance Principal Paid	Remaining Unpaid	Notation Made By

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